                                                                    EXHIBIT 12.1

                       EAGLE FAMILY FOODS HOLDINGS, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                        (THOUSANDS EXCEPT RATIO AMOUNTS)
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
                                                                                                                PRO FORMA
                                                                                        SIXTY-FOUR DAY      FOR THE THREE MONTHS
                                                                PRO-FORMA               PERIOD ENDED              ENDED
                                                           DECEMBER 31, 1997            MARCH 28, 1998        MARCH 28, 1998
                                                           ---------------------       ----------------    ---------------------
ADJUSTED EARNINGS
-----------------
Income (loss) before income taxes                                $ 6,369                      $(36,279)                 $(7,088)

Portion of rent ($110 in 1997 and $400 in 1998)
representative of interest                                            37                            23                       32

Interest on indebtedness                                          25,959                         4,672                    6,307
                                                                 -------                       -------                    -----
        Total earnings (loss) as adjusted                        $32,365                      $(31,584)                   $(749)
                                                                 =======                      ========                    =====

FIXED CHARGES
-------------
Portion of rent representative of interest                       $    37                           23                 $      32

Interest on indebtedness                                          25,959                        4,672                     6,307
                                                                 -------                     --------                 ---------

        Total fixed charges                                      $25,996                        4,695                 $   6,339
                                                                 -------                     --------                 ---------
Deficiency of earnings                                               --                      $(36,279)                $  (7,088)

Ratio of earnings to fixed charges                                  1.2x                           --(a)                   --(b)
                                                                 -------                     ---------                ----------


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(a) As earnings for the sixty-four day period ended March 28, 1998 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $36.0 million.

(b) As pro forma earnings for the three months ended March 28, 1998 were inadequate to cover fixed charges a ratio of earnings to fixed charges for the period has not been presented. The deficency of earnings to fixed charges was approximately $7.0 million.